Exhibit 99.1

August 8, 2018

Dear Fellow Shareholders:

We delivered record revenues, adjusted EBITDA and margins in Q2. Highlights include:

•	Revenues were a record $31.5 million in Q2 2018, up 18% versus Q2 2017.
•	Revenues from Priority EngineTM increased by more than 60% in Q2 2018 versus Q2 2017.
•	Revenues from our Core offerings increased by 20% in North America and 16% globally in Q2 2018 versus Q2 2017.
•	34% of the revenues in Q2 2018 were derived from longer-term contracts, up from 21% in Q2 2017.
•	Gross profit percentage expanded to 77% in Q2 2018, up from 73% in Q2 2017.
•	Adjusted EBITDA was a record $9 million in Q2 2018, up 74% versus Q2 2017.
•	Adjusted EBITDA expanded to 29% of revenue in Q2 2018 compared to 20% of revenue in Q2 2017.
•	Incremental adjusted EBITDA margin was 80% year over year and 92% sequentially in the quarter.

The robust revenue growth we are delivering is demonstrating the inherent operating leverage and room for margin expansion in our financial model. Gross profit percentages expanded to a record 77%. We think we can continue to push gross profit percentage upward. The most dramatic improvement to our margins is on the adjusted EBITDA line, where the margin expanded to 29% from 20%. This is because we are essentially a fixed cost expense model with very little incremental cost of sales when we sell more. This is demonstrated by the 80% year over year and 92% sequential incremental adjusted EBITDA margin in the quarter. Historically, we have targeted annual incremental adjusted EBITDA margins of between 50% and 60% but as our revenue numbers scale we think we will continue to see upside. As we scale revenue, we believe that we can achieve better than 40% adjusted EBITDA margins.

Revenue growth continues to be driven by our leadership position in purchase intent data and our customers’ transition to becoming data driven sales and marketing organizations. IT Deal AlertTM revenue grew to $14 million in the quarter versus $11.7 million in the same quarter last year, up 21%. The number of IT Deal Alert customers was over 600 in the quarter, up from approximately 500 customers a year ago. We added more than 40 new Priority Engine customers. On May 3, 2018, we released an enhanced version of Priority Engine with multiple improved features to help our customers improve their ability to identify and better target active prospects to help them grow their revenue and market share. These new features are being well-received in the market place. Very importantly, the continued success of Priority Engine is driving our business towards a recurring revenue model, with 34% of revenue in the quarter being derived from longer-term contracts.

As you can imagine, with this evolving subscription model, we are very focused on retention and upselling. Approximately 80% of our revenue comes from large and medium sized customers and about 20% comes from smaller companies, typically VC-backed start-ups. Our revenue renewal rate on longer-term contracts from large and medium sized customers is well over 100%. Those customers are finding great value in our purchase intent data and are renewing and buying more from us at high rates. Historically, we have had higher churn with our smaller customers for a host of reasons that you would expect such as changing go-to-market priorities, budget or funding reductions, personnel turnover, etc. This historical churn with our smaller customers on our Core offerings has carried over to our IT Deal Alert longer-term contracts. While we are not surprised with this issue because of the inherent challenges of working with smaller companies, we think we can reduce the churn with this customer set. We are taking three steps to address this issue. First, we are laser-focused on introducing ease-of-use features as many of our smaller customers do not have the same resources or sophistication of our larger customers. Second, we are investing in our Customer Success team, who are responsible for on-boarding, training and monitoring to ensure that our customers get off to a good start and are

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maximizing their ROI throughout the year. Third, we are creating a dedicated sales team who will be responsible for renewing and upselling, which create more focus on retention while having the side benefit of creating more time for our existing sales team to hunt for new opportunities.

Another benefit that we are seeing from our leadership position in purchase intent data is how it is driving growth in our Core offerings. We use our purchase intent data to power our Core offerings, which is a significant competitive advantage and supports our premium pricing model. Core revenues were up 20% in North America and 16% globally. Growth in Core was especially strong from our ten major global customers as they invest in their brand and content syndication as the IT spending environment improves. Interestingly, we even saw some revenue from this customer segment shift budget from Qualified Sales Opportunities to Core demand generation products. Since both of these offerings have the same margin structure, we are agnostic to where our customers choose to invest with us.

On another note, we are pleased to announce that we made a small, non-material acquisition on August 1, 2018. We acquired Oceanos Marketing, which is a Massachusetts-based contact data management company. The Oceanos team, who will be joining TechTarget, bring data quality and data management expertise that will help us improve our offerings and deliver better results to our customers.

Q2 2018 Results (Unaudited)

	Three Months Ended June 30,		Percent	Six Months Ended June 30,		Percent
	2018	2017	Change	2018	2017	Change
	($ in thousands)			($ in thousands)
Total by Geographic Area:
North America:
North America IT Deal Alert	$10,389	$8,441	23%	$20,395	$16,609	23%
North America Core Online	10,798	8,993	20%	19,641	17,070	15%
Total North America	21,187	17,434	22%	40,036	33,679	19%
International:
International IT Deal Alert	3,658	3,215	14%	7,266	5,418	34%
International Core Online	6,627	6,015	10%	11,469	10,976	4%
Total International	10,285	9,230	11%	18,735	16,394	14%
Total Online by Product:
IT Deal Alert:
North America IT Deal Alert	10,389	8,441	23%	20,395	16,609	23%
International IT Deal Alert	3,658	3,215	14%	7,266	5,418	34%
Total IT Deal Alert	14,047	11,656	21%	27,661	22,027	26%
Core Online:
North America Core Online	10,798	8,993	20%	19,641	17,070	15%
International Core Online	6,627	6,015	10%	11,469	10,976	4%
Total Core Online	17,425	15,008	16%	31,110	28,046	11%
Other	—	—	—	—	168	(100)%
Total Revenues	$31,472	$26,664	18%	$58,771	$50,241	17%
Adjusted EBITDA*	$9,047	$5,209	74%	$14,251	$7,752	84%

*	Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled to a GAAP measure later in this Letter to Shareholders.

Gross Profit Percentages

Gross profit percentage for Q2 2018 was 77%, compared to 73% for Q2 2017. The improvement is primarily due to higher revenue.

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Balance Sheet

Our balance sheet remains very strong. As of June 30, 2018, we had $34.3 million in cash and investments and $27.3 million of outstanding term loan debt. We paid down $2.5 million of debt during the quarter.

Common Stock Repurchase Plan

In the quarter, we did not repurchase any shares of our common stock. There is approximately $2.4 million available under the $20.0 million repurchase program that we announced in June of 2016.

Traffic Update

Unpaid traffic represented 96% of overall traffic in the quarter. Unpaid traffic was down single digits as compared to Q2 2017, and remains at a level that is more than sufficient to support our revenue.

Q3 2018 Guidance and Increased 2018 Full Year Forecast

For Q3 2018, we expect revenues between $30 million and $31 million. We expect adjusted EBITDA between $7.2 million and $8.0 million.

For the full year, we are reaffirming our 2018 revenue forecast that we raised on May 9, 2018, for revenues to be between $122 million and $124 million.

Today, we are raising our annual adjusted EBITDA forecast to be between $30 million and $32 million.

The original adjusted EBITDA forecast provided on February 7, 2018 was for annual adjusted EBITDA to be between $28 million and $30 million. On May 9, 2018, the annual adjusted EBITDA forecast was raised to be between $29 million and $31 million.

Summary

Overall, our customers continue to be focused on using data to make their sales and marketing organizations more efficient and competitive. Customers that are executing well with our data are seeing outsized results. We are very optimistic about both our short-term and long-term opportunities, especially as the IT spending environment continues to improve, which will continue to result in healthy revenue growth and even higher profitability as our margins continue to expand.

Sincerely,

Michael Cotoia	Greg Strakosch
Chief Executive Officer	Executive Chairman

(C) 2018 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks, and IT Deal Alert, Priority Engine and Qualified Sales Opportunities are trademarks of TechTarget. All other trademarks are the property of their respective owners.

Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 5:00 p.m. (Eastern Time) today (August 8, 2018). Supplemental financial information and this Letter to Shareholders will be posted to the Investor Relations section of our website.

NOTE: Our Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

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The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the Investor Relations section of our website at http://investor.techtarget.com. The conference call can also be heard via telephone by dialing 1-888-339-0724 (US callers), 1-412-902-4191 (International callers), or 1-855-669-9657 (Canadian callers).

For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning August 8, 2018 one (1) hour after the conference call through September 8, 2018 at 9:00 a.m. ET. To listen to the replay, US callers should dial 1-877-344-7529 and use the conference number 10121603. International callers should dial 1-412-317-0088 and also use the conference number 10121603. Canadian callers should dial 1-855-669-9658 and also use the conference number 10121603. The webcast replay will also be available on http://investor.techtarget.com during the same period.

Non-GAAP Financial Measures

This letter and the accompanying tables include a discussion of adjusted EBITDA, adjusted net income and adjusted net income per diluted share, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

“Adjusted EBITDA” means earnings before net interest, income taxes, depreciation and amortization, as further adjusted to exclude stock-based compensation, other income and expense, and other one-time charges, if any.

“Adjusted net income” means net income adjusted for amortization, stock-based compensation, foreign exchange, interest on the term loan and one-time charges, if any, as further adjusted for the related income tax impact of the adjustments.

“Adjusted net income per diluted share” means adjusted net income divided by adjusted weighted average diluted shares outstanding.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of adjusted EBITDA, adjusted net income and adjusted net income per share may not be comparable to the definitions as reported by other companies. We believe that adjusted EBITDA, adjusted net income and adjusted net income per share provide relevant and useful information to enable us and investors to compare our operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, adjusted EBITDA is used as one of the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors. Adjusted net income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business, including interest on the term loan. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward Looking Statements

Certain information included in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical

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facts, included or referenced in this release that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding the intent, belief or current expectations of the Company and members of our management team. The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements. Such statements may include those regarding guidance on our future financial results and other projections or measures of our future performance; expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, new products or services and other potential sources of additional revenue. These statements speak only as of the date of this release and are based on our current plans and expectations. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and employees; difficulties in integrating acquired businesses; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; and other matters included in our SEC filings, including in our Annual Report on Form 10-K. Actual results may differ materially from those contemplated by the forward-looking statements. We undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

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TECHTARGET, INC.

Consolidated Statements of Income

(in 000’s, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Revenues	$31,472	$26,664	$58,771	$50,241
Cost of revenues	7,124	7,085	13,849	14,021
Gross profit	24,348	19,579	44,922	36,220
Operating expenses:
Selling and marketing(1)	11,419	10,745	22,774	21,438
Product development(1)	2,069	2,016	4,187	3,959
General and administrative(1)	3,327	3,198	6,726	6,254
Depreciation	1,112	1,093	2,192	2,184
Amortization of intangible assets	28	42	56	82
Total operating expenses	17,955	17,094	35,935	33,917
Operating income	6,393	2,485	8,987	2,303
Interest and other expense, net	(644)	(94)	(844)	(257)
Income before provision for income taxes	5,749	2,391	8,143	2,046
Provision for income taxes	1,329	1,030	1,629	714
Net income	$4,420	$1,361	$6,514	$1,332

Net income per common share:
Basic	$0.16	$0.05	$0.24	$0.05
Diluted	$0.15	$0.05	$0.23	$0.05
Weighted average common shares outstanding:
Basic	27,541	27,477	27,527	27,505
Diluted	28,759	28,333	28,664	28,261

(1)	Amounts include stock-based compensation expense as follows:

Cost of revenues	$31	$12	$61	$24
Selling and marketing	828	927	1,655	1,877
Product development	20	41	40	75
General and administrative	635	609	1,260	1,207

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TechTarget, Inc.

Consolidated Balance Sheets

(in 000’s, except share and per share data)

	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,269	$25,966
Short-term investments	4,006	7,650
Accounts receivable, net of allowance for doubtful accounts of $1,903 and $1,783 as of June 30, 2018 and December 31, 2017, respectively	28,438	29,601
Prepaid taxes	635	1,303
Prepaid expenses and other current assets	3,044	3,088
Total current assets	66,392	67,608
Property and equipment, net	11,256	9,786
Long-term investments	—	496
Goodwill	93,716	93,793
Intangible assets, net	439	506
Deferred tax assets	483	98
Other assets	871	882
Total assets	$173,157	$173,169
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,013	$1,542
Current portion of term loan	9,888	9,888
Accrued expenses and other current liabilities	2,962	3,343
Accrued compensation expenses	1,212	1,397
Income taxes payable	141	218
Contract liabilities	5,265	7,598
Total current liabilities	21,481	23,986
Long-term liabilities:
Long-term portion of term loan	17,370	22,339
Deferred rent	5,104	5,259
Deferred tax liabilities	508	838
Total liabilities	44,463	52,422
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value per share, 100,000,000 shares authorized, 53,545,739 shares issued and 27,578,254 shares outstanding at June 30, 2018 and 53,338,297 shares issued and 27,483,115 shares outstanding at December 31, 2017	54	53
Treasury stock, 25,967,485 shares at June 30, 2018 and 25,855,182 shares at December 31, 2017, at cost	(172,429)	(170,816)
Additional paid-in capital	303,926	300,763
Accumulated other comprehensive (loss) income	(53)	65
Accumulated deficit	(2,804)	(9,318)
Total stockholders’ equity	128,694	120,747
Total liabilities and stockholders’ equity	$173,157	$173,169

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TECHTARGET, INC.

Reconciliation of Net Income to Adjusted EBITDA

(in 000’s)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Net income	$4,420	$1,361	$6,514	$1,332
Interest expense (income), net	293	321	598	620
Provision for income taxes	1,329	1,030	1,629	714
Depreciation	1,112	1,093	2,192	2,184
Amortization of intangible assets	28	42	56	82
EBITDA	7,182	3,847	10,989	4,932
Stock-based compensation expense	1,514	1,589	3,016	3,183
Other expense (income), net	351	(227)	246	(363)
Adjusted EBITDA	$9,047	$5,209	$14,251	$7,752

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TECHTARGET, INC.

Reconciliation of Net Income to Adjusted Net Income and

Net Income per Diluted Share to Adjusted Net Income per Diluted Share

(in 000’s, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Net income	$4,420	$1,361	$6,514	$1,332
Provision for income taxes	1,329	1,030	1,629	714
Net income before taxes	5,749	2,391	8,143	2,046
Amortization of intangible assets	28	42	56	82
Stock-based compensation expense	1,514	1,589	3,016	3,183
Foreign exchange (gain) loss and interest (income)/expense	689	125	925	319
Adjusted income tax provision (1)	(1,866)	(1,604)	(2,909)	(2,105)
Adjusted net income	$6,114	$2,543	$9,231	$3,525

Net income per diluted share	$0.15	$0.05	$0.23	$0.05
Weighted average diluted shares outstanding	28,759	28,333	28,664	28,261

Adjusted net income per diluted share	$0.21	$0.09	$0.32	$0.12
Adjusted weighted average diluted shares outstanding (2)	28,759	28,333	28,664	28,261

(1)	Adjusted income tax provision was calculated using an adjusted effective tax rate, excluding discrete items, for each respective period.
(2)

Adjusted weighted average diluted shares outstanding as of June 30, 2018 includes 1.2 million and 1.1 million shares related to unvested stock awards calculated using the treasury method for the three and six months ended. June 30, 2018, respectively. Adjusted weighted average diluted shares outstanding as of June 30, 2017 includes 0.9 million and 0.8 million shares related to unvested stock awards calculated using the treasury method for the three and six months ended June 30, 2017, respectively.

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TECHTARGET, INC.

Financial Guidance for the Three Months Ended September 30, 2018

(in 000’s)

	Three Months Ended September 30, 2018
	Range
Revenues	$30,000	$31,000

Adjusted EBITDA	7,200	8,000
Depreciation, amortization and stock-based compensation	4,400	4,400
Interest and other expense, net	300	300
Provision for income taxes	600	800
Net income	$1,900	$2,500

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